EXHIBIT 12

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                             Years Ended December 31,
                                   -------------------------------------------
                                       2004            2003            2002
                                       ----            ----            ----
                                               (dollars in millions)

Income from continuing operations    $2,805          $2,862          $1,975
Income tax expense                     (911)            731             644
(Income)/losses of and dividends
  from nonconsolidated associates      (429)           (364)           (135)
Amortization of capitalized
  interest                               79              79              73
                                      -----          ------          ------

Income before income taxes,
  undistributed income of
  nonconsolidated associates,
  and capitalized interest            1,544           3,308           2,557
                                      -----          ------          ------

Fixed charges included in income
  Interest and related charges on
    debt                             12,015           9,522           8,115
  Portion of rentals deemed to
    be interest                         265             269             289
                                     ------          ------          ------
    Total fixed charges included
      in income from continuing
      operations                     12,280           9,791           8,404
                                     ------          ------          ------

Earnings available for fixed
  charges                           $13,824         $13,099         $10,961
                                     ======          ======          ======

Fixed charges
  Fixed charges included in
    income                          $12,280          $9,791          $8,404
  Interest capitalized in the
    period                               38              33              74
                                     ------           -----           -----
    Total fixed charges             $12,318          $9,824          $8,478
                                     ======           =====           =====

Ratios of earnings to fixed
  charges                              1.12            1.33            1.29
                                       ====            ====            ====


























                                      IV-8

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